As filed with the Securities and Exchange Commission on January 8, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stride, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4774688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11720 Plaza America Drive, 9th Floor

Reston, VA 20190

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated Stride, Inc. 2016 Equity Incentive Award Plan

Stride, Inc. 2025 Employee Stock Purchase Plan

(Full title of the plan)

Greerson G. McMullen, Sr.	Copy to:
Executive Vice President, General Counsel	Julia A. Thompson
and Secretary	Latham & Watkins LLP
11720 Plaza America Drive,	555 11th Street, NW
9th Floor	Suite 1000
Reston, VA 20190	Washington, DC 20004
(703) 483-7000	(202) 637-2200

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed in order to register (i) 740,000 additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Stride, Inc. (the “Company” or the “Registrant”) that may be issued to participants pursuant to the amended and restated Stride, Inc. 2016 Equity Incentive Award Plan (the “Plan”) and (ii) 4,000,000 shares of Common Stock that may be issued to participants pursuant to the Stride, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”).

On December 4, 2025, stockholders of the Company (i) approved the amendment and restatement of the Plan and (ii) approved the ESPP at the Company’s 2025 Annual Meeting of Stockholders. The stockholders’ approval of the amendment and restatement of the Plan increased the number of shares of Common Stock available for issuance under the Plan by 740,000 shares, and the stockholders’ approval of the ESPP authorized 4,000,000 shares of Common Stock that may be issued to participants pursuant to the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to Plan or ESPP participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the Commission on August 6, 2025;

2.	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the Commission on October 24, 2025;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on September 19, 2025, November 3, 2025 (excluding Item 7.01 and Exhibit 99.1 attached thereto) and December 10, 2025; and

4.	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (No. 001-33883) filed with the Commission on December 30, 2008, under the Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents, except as to any portion of any document, including portions of a Current Report furnished under Items 2.02 or 7.01 of Form 8-K, that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement conflicts with a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation shall have the power, and in some cases is required, to indemnify a director, officer, employee or agent of the corporation, who was or is a party or is threatened to be made a party to any pending or completed action, suit or proceedings, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.

The Company’s Fifth Restated Certificate of Incorporation and Sixth Amended and Restated Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL. In addition, the Company has entered into separate indemnification agreements with its directors and officers which would require the Company, among other things, to advance expenses to each indemnitee in connection with any proceeding in which indemnification is available. We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, and have obtained a policy of directors and officers liability insurance that will also cover certain liabilities arising under the Securities Act. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including advancement of expenses incurred, arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Fifth Restated Certificate of Incorporation of Stride, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on December 16, 2020, File No. 001-33883).
4.2	Sixth Amended and Restated Bylaws of Stride, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 10-K, filed on August 6, 2025, File No. 001-33883).
5.1	Opinion of Latham & Watkins LLP.
23.1	Consent of BDO USA, P.C.
23.2	Consent of KPMG LLP.
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Amended and Restated Stride, Inc. 2016 Equity Incentive Award Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A, filed on October 24, 2025, File No. 001-33883).
99.2	Form of Stock Option Agreement under the 2016 Incentive Award Plan (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, filed on August 9, 2017, File No. 001-33883).
99.3	Form of Restricted Stock Award Agreement under the 2016 Incentive Award Plan (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2017, filed on August 9, 2017, File No. 001-33883).
99.4	Form of Performance Share Unit Agreement under the 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.1, to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, filed on January 24, 2023, File No. 001-33883).
99.5	Stride, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement on Schedule 14A, filed on October 24, 2025, File No. 001-33883).
107	Filing Fee Table.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Table” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, state of Virginia, on the 8th day of January, 2026.

STRIDE, INC.

By:	/s/ James J. Rhyu
James J. Rhyu
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints jointly and severally, James J. Rhyu, Donna M. Blackman and Greerson G. McMullen, Sr. and each of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Rhyu	Chief Executive Officer and Chair of the Board (Principal Executive Officer)	January 8, 2026
James J. Rhyu

/s/ Donna M. Blackman	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 8, 2026
Donna M. Blackman

/s/ Aida M. Alvarez	Director	January 8, 2026
Aida M. Alvarez

/s/ Steven B. Fink	Director	January 8, 2026
Steven B. Fink

/s/ Robert E. Knowling, Jr.	Director	January 8, 2026
Robert E. Knowling, Jr.

/s/ Allison Lawrence	Director	January 8, 2026
Allison Lawrence

/s/ Liza McFadden	Director	January 8, 2026
Liza McFadden

/s/ Ralph Smith	Director	January 8, 2026
Ralph Smith

/s/ Joseph A. Verbrugge	Director	January 8, 2026
Joseph A. Verbrugge